NEWS RELEASE

From:                   Citizens First Bancorp, Inc.
Contact:                Marshall J. Campbell
                        Chairman
Corporate Office:       525 Water Street
                        Port Huron, Michigan 48060
Telephone:              (810) 987-8300

                          CITIZENS FIRST BANCORP, INC.
                   ANNOUNCES EARNINGS FOR THREE AND SIX MONTHS
              ENDED JUNE 30, 2003 AND $0.09 PER SHARE CASH DIVIDEND


FOR IMMEDIATE RELEASE:


         PORT HURON, MICHIGAN, AUGUST 7, 2003. Citizens First Bancorp, Inc. (the "Company")(Nasdaq: CTZN), the holding company for Citizens First Savings Bank (the "Bank"), today announced that it earned $3.3 million, or $0.42 per share, for the quarter ended June 30, 2003, as compared to net income of $2.8 million, or $0.32 per share, for the quarter ended June 30, 2002, an increase of 20%. Earnings for the six months ended June 30, 2003 were $6.5 million, or $0.82 per share. The increase in net income for the three-months was primarily due to increased noninterest income from mortgage banking activities offset partially by a decrease in net interest income due to lower market rates and an increase in noninterest expense. The Company's book value per share at June 30, 2003, and December 31, 2002, was $18.08 and $17.28 respectively.

DIVIDENDS

         On July 24, 2003 the Company's Board of Directors declared a quarterly cash dividend of $0.09 per share, a 12.5% increase. The dividend is expected to be paid on August 21, 2003 to stockholders of record on August 8, 2003.

NEW BRANCH LOCATION

         On July 16, 2003, the Bank opened its sixteenth and newest office in Wadhams, Michigan. A grand opening celebration will be held at the office on August 21, 2003.

FINANCIAL CONDITION

         Total assets increased $66.8 million, or 6.7%, from $1.0 billion at December 31, 2002 to $1.07 billion at June 30, 2003. Net loans increased $22.7 million, or 2.8%, to $841.9 million from $819.1 million at December 31,

2002. Investment securities increased $34.4 million, or 34.2%, from $100.4 million at December 31, 2002 to $134.7 million at June 30, 2003 as a result of cash being provided from loan sales. Cash and cash equivalents also increased $6.5 million, or 16.1% from $40.4 million at December 31, 2002 to $46.9 million at June 30, 2003.

         Total liabilities increased $61.5 million to $913.5 million. Total deposits increased $56.8 million from $671.8 million at December 31, 2002 to $728.6 million at June 30, 2003. FHLB borrowings decreased $199,000 to $172.8 million due to maturing advances.

         Non-accrual loans increased $959,000, or 39.7%, to $3.4 million at June 30, 2003 from $2.41 million at December 31, 2002. Non-performing assets increased $1.2 million to $3.9 million, or 41.6%, at June 30, 2003, as compared to $2.77 million at December 31, 2002, due to an increase in non-accruing real estate and commercial loans due to the slow economy. The allowance for loan losses was $11.5 million at June 30, 2003, or 1.35% of total loans and 340.4% of non-performing loans as compared to $11.0 million, or 1.33% of total loans and 459.07% of non-performing loans at December 31, 2002.

         Stockholders' equity increased $5.2 million from $148.2 million at December 31, 2002, to $153.4 million due to net income and an increase to unrealized gains on available for sale securities offset by the payment of dividends and buybacks.

RESULTS OF OPERATIONS

         Net interest income before provision for loan losses decreased $18,000 to $8.6 million for the three months ended June 30, 2003 due primarily to lower overall interest rates on earning assets. Net interest income for the six months ended June 30, 2003 decreased $978,000, or 5.6%, to $16.4 million from $17.3 million for the same period last year.

         Non-interest income increased $1.9 million for the three months ended June 30, 2003 primarily due to a $1.7 million increase in mortgage banking activities from a loss of $81,000 at June 30, 2002 to $1.6 million for the three-month period ending June 30, 2003 due to an increase in the sale of fixed-rate residential loans to third parties. Non-interest income for the six months ended June 30, 2003 increased $4.9 million, or 159.3%, also due to increased income from mortgage banking activities.

         Non-interest expense increased $1.3 million, or 24.0%, for the three months ended June 30, 2003 primarily due to a $650,000, or 22.3%, increase in compensation and benefit expenses due to an increase in number of employees, increases in the commissions for lending personnel, bonus paid to employees and an increase in the cost of benefits, A $176,000 increase in advertising, a $225,000 increase in professional fees primarily legal and accounting expenses and a $130,000 increase in appraisal fees due to higher volumes of loans being refinanced. Non-interest expense increased $2.2 million, or 19.4%, for the six months ended June 30, 2003 primarily due to a $1.2 million, or 20.8%, increase in compensation and benefit expenses, a $296,000 increase in advertising, a $378,000 increase in professional fees and a $266,000 increase in appraisal fees due to increased lending activity.

         Citizens First Bancorp, Inc., through its subsidiary Citizens First Savings Bank, currently serves its customers from 16 full service-banking offices in St. Clair, Sanilac, Huron and Lapeer counties.

         Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as "intend," "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank's market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.



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                          CITIZENS FIRST BANCORP, INC.
                      RESULTS OF OPERATIONS (IN THOUSANDS):

                                                              Unaudited
                                                           For Quarter Ended
                                                               June 30,
                                                          2003          2002
                                                          ----          ----

Net Interest Income                                    $    8,598    $    8,616

Provision for Loan Losses                                     360           274

Net Interest income after provision                         8,238         8,342

Total Noninterest Income                                    3,462         1,603
Total Noninterest Expense                                   6,907         5,570
                                                       ----------    ----------

Income before Income Taxes                                  4,793         4,375
Income Tax Expense                                          1,517         1,544
                                                       ----------    ----------
Net Income                                             $    3,276    $    2,831
                                                       ==========    ==========

Net Interest Margin                                          3.40%         3.83%
Return on Average Assets                                     1.26%         1.19%
Return on Average Equity                                     8.71%         7.48%

Basic Earnings Per Share                               $     0.42    $     0.32
Diluted Earnings Per Share                             $     0.42    $     0.32

                          CITIZENS FIRST BANCORP, INC.
                      RESULTS OF OPERATIONS (IN THOUSANDS):

                                                               Unaudited
                                                       For The Six Months Ended
                                                         June 30,      June 30,
                                                          2003          2002
                                                          ----          ----

Net Interest Income                                    $   16,367    $   17,345

Provision for Loan Losses                                     720           523

Net Interest income after provision                        15,647        16,822

Total Noninterest Income                                    7,942         3,063
Total Noninterest Expense                                  13,704        11,473
                                                       ----------    ----------

Income before Income Taxes                                  9,885         8,412
Income Tax Expense                                          3,408         2,906
                                                       ----------    ----------
Net Income                                             $    6,477    $    5,506
                                                       ==========    ==========

Net Interest Margin                                          3.37%         3.83%
Return on Average Assets                                     1.25%         1.17%
Return on Average Equity                                     8.61%         7.03%

Basic Earnings Per Share                               $     0.82    $     0.66
Diluted Earnings Per Share                             $     0.82    $     0.66

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                          CITIZENS FIRST BANCORP, INC.
                           CONSOLIDATED BALANCE SHEET


                                                     Unaudited
                                                      June 30,         December 31,
                                                        2003              2002
                                                        ----              ----

Balance Sheet (in thousands):

Total Cash and Cash Equivalents                      $   46,866       $   40,356
Securities Available for Sale                           134,756          100,382
Loans held for sale                                         823            1,557
Loans, Net                                              841,872          819,136
Federal Home Loan Bank Stock                              9,180            9,180
Accrued Interest and other assets                        15,301           14,584
Premises and Equipment, net                              18,184           14,989
                                                     ----------       ----------
Total Assets                                         $1,066,982       $1,000,184
                                                     ==========       ==========

Deposits                                             $  728,638       $  671,830
FHLB Advances                                           172,804          173,003
Other                                                    12,112            7,196

Total Liabilities                                       913,554          852,029

Stockholders Equity                                     153,428          148,155
                                                     ----------       ----------

Total Liabilities and Equity                         $1,066,982       $1,000,184
                                                     ==========       ==========